Exhibit 10.5

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) dated as of March 11, 2020 is entered into by and among Anthony Labozzetta (“Executive”), SB One Bancorp, a New Jersey corporation (“SBBX”), SB One Bank, a New Jersey-chartered commercial bank and wholly-owned subsidiary of SBBX, Provident Financial Services, Inc., a Delaware corporation (“PFS”), and Provident Bank, a New Jersey chartered savings bank and wholly owned subsidiary of PFS (the “Bank”). PFS and the Bank are sometimes collectively referred to as (“Provident”).

WHEREAS, Executive is presently the President and Chief Executive Officer of SBBX and SB One Bank, and is a party to an employment agreement with SBBX and SB One Bank dated January 20, 2010 (such agreement, the “SBBX Employment Agreement”); and

WHEREAS, PFS and SB One Bancorp (“SBBX”) have entered into an Agreement and Plan of Merger dated [March 10], 2020 (the “Merger Agreement”), pursuant to which SBBX shall merge with and into PFS, with PFS being the surviving entity (the “Merger”); and

WHEREAS, concurrently with the execution of the Merger Agreement, the parties have entered into an employment agreement with Executive (the “Provident Employment Agreement”) that will supersede and replace the SBBX Employment Agreement immediately upon the consummation of the Merger; and

WHEREAS, in connection with the termination of the SBBX Employment Agreement pursuant to the foregoing, Executive shall, in lieu of any rights and payments under the SBBX Employment Agreement, be entitled to the payment set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive, SBBX, SB One Bank, PFS and the Bank agree as follows:

1. Termination of the SBBX Employment Agreement. Upon the Effective Time, Executive shall become employed with Provident in accordance with the Provident Employment Agreement and the SBBX Employment Agreement shall terminate with no further force and effect.

2. Cash Settlement. Provided Executive has remained employed with SBBX and SB One Bank through the Effective Time, the Bank shall pay to Executive a cash lump sum payment equal to the cash consideration and the cash equivalent of the continued welfare benefits pursuant to Section 8(c) of the SBBX Employment Agreement assuming Executive has a qualifying termination event as of the Effective Time, subject to reduction pursuant to Section 3 of this Agreement (the “Cash Settlement”). The Cash Settlement shall be paid to Executive at, or within five (5) business days after, the Effective Time.

For avoidance of doubt, the payment of the Cash Settlement under this Agreement does not release Provident from any of the following obligations: (i) obligations to pay to Executive accrued but unpaid wages earned up to the Effective Time; (ii) the payment of any of Executive’s benefits under the tax-qualified plans of SB One Bank; (iii) obligations regarding accelerated vesting of equity awards, if any, under any equity awards granted by SBBX to Executive and outstanding immediately prior to the Effective Time; (iv) obligations under any applicable federal, state or local law, including but not limited to, continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA); or (v) rights to indemnification under applicable corporate or banking law, the organizational documents of PFS or Bank or the Merger Agreement, as an insured under any director’s and officer’s liability insurance policy new or previously in force.

3. Section 280G Reduction. Notwithstanding anything in this Agreement or the SBBX Employment Agreement to the contrary, in no event shall the “Change in Control Benefits” (as defined below) constitute, in the aggregate, a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). If the Change in Control Benefits result in a “parachute payment” under Section 280G of the Code, the Cash Settlement shall be reduced by the minimum amount necessary to result in no portion of the Change in Control Benefits being non-deductible pursuant to Section 280G of the Code and subject to an excise tax imposed under Section 4999 of the Code.

For purposes of this Section 2(b), “Change in Control Benefits” shall mean the Cash Settlement Payment, together with any payment or benefit in the nature of compensation that Executive has the right to receive from SBBX, SB One Bank, PFS or the Bank (or any other corporation which is a member of an “affiliated group” as defined by Section 1504(a) of the Code without regard to Section 1504(b) of the Code) that is contingent upon a change in control as determined in accordance with Section 280G of the Code and the regulations promulgated thereunder.

4. Complete Satisfaction. Executive agrees that the payment of Cash Settlement (as determined in accordance with Sections 2 and 3 above) shall be in complete satisfaction of all rights to payments due to Executive under the SBBX Employment Agreement.

5. Section 409A. Provident and Executive agree and acknowledge that the payment of the Cash Settlement is intended to be excepted from compliance of Section 409A of the Code as a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4). However, in the event that the payment of the Cash Settlement is deemed to be subject to any excise tax, including any payments or interest, imposed under Section 409A of the Code (“409A Penalties”), Executive shall be solely responsible for the payment of the 409A Penalties to the Internal Revenue Service and shall release Provident and Provident’s affiliates, successors and assigns from any claim that Executive, Executive’s heirs, successors and assigns may have related to the recovery or reimbursement of any 409A Penalties incurred.

6. Miscellaneous.

(a) Successors. The Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns and legal

(b) Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written, or oral. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by the parties hereto.

(c) Withholdings. PFS and the Bank may withhold from any amounts payable under this Agreement such federal, state or local taxes as may be required to be withheld pursuant to applicable law or regulation

(d) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to principles of conflicts of laws thereof.

(e) Statutory Changes. All references to sections of the Code shall refer to any successor provisions to such sections.

(f) No Assignment of Benefits. This Agreement may not be assigned by Executive.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, will be deemed an original and all of which counterparts, taken together, will constitute but one and the same agreement.

(h) Severability. If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.

(i) Regulatory Provisions. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

(j) Capitalized Terms. All capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement.

7. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to the consummation of the Effective Time in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Effective Time does not occur, this Agreement shall be deemed null and void.

[Signature Page to Follow]

IN WITNESS WHEREOF, SBBX, SB One Bank, PFS and the Bank have each caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, as of the date first above written.

EXECUTIVE /s/ Anthony Labozzetta
Name: Anthony Labozzetta

PROVIDENT FINANCIAL SERVICES, INC.

By:	/s/ Christopher Martin
Name:	Christopher Martin
Title:	Chairman, President and Chief Executive Officer

PROVIDENT BANK

By:	/s/ Christopher Martin
Name:	Christopher Martin
Title:	Chairman, President and Chief Executive Officer

SB ONE BANCORP

By:	/s/ Adriano Duarte
Name:	Adriano Duarte
Title:	Executive Vice President and Chief Financial Officer

SB ONE BANK

By:	/s/ Adriano Duarte
Name:	Adriano Duarte
Title:	Executive Vice President and Chief Financial Officer

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